Exhibit 10.8.4

[Fifty Rupees_India Non Judicial]

This stamp paper of Rs. 50 forms an integral part of the Deed of Guarantee dated 27 April 2012 given by Shri Raghav Bahl and The Ratnakar Bank Ltd.

[Fifty Rupees_India Non Judicial]

This stamp paper of Rs. 50 forms an integral part of the Deed of Guarantee dated 27 April 2012 given by Shri Raghav Bahl and The Ratnakar Bank Ltd.

[Fifty Rupees_India Non Judicial]

This stamp paper of Rs. 50 forms an integral part of the Deed of Guarantee dated 27 April 2012 given by Shri Raghav Bahl and The Ratnakar Bank Ltd.

PERSONAL GUARANTEE

THIS DEED OF GUARANTEE is executed at New Delhi on this 27 day of APRIL 2012 (“Guarantee”)

BY

Shri Raghav Bahl, son/wife of Shri                                                          , age          years, residing at                                               in his capacity as Individual,

hereinafter called the Guarantors (which expression shall include each of them and their respective heirs, executors, administrators and permitted assigns as the case may be) of the ONE PART,

IN FAVOUR OF

THE RATNAKAR BANK LIMITED, a company incorporated under the Indian Companies Act, 1913 and an existing Company within the purview of the Companies Act, 1956 and registered with the Reserve Bank of India as Scheduled Commercial Bank and having its registered office at Shahupuri, Kolhapur – 416 001 and administrative office at “MAHAVEER”, Shri Shahu Market Yard Shahupuri, Kolhapur – 416 005 (hereinafter referred to as “the Bank” which expression shall, unless it be repugnant to the context or meaning thereof, be deemed to mean and include its successors in interest, assigns, holding or subsidiary company and/or associates) of the OTHER PART.

WHEREAS

1.	**M/s. TV 18 Home Shopping Network Limited, a public / private limited company incorporated under the Companies Act, 1956 and having its registered office at 503, 504 & 507, 5th Floor, Mercantile House, 15 Kasturba Gandhi Marg, New Delhi – 110001 (hereinafter referred to as “Borrower”, which expression shall include its executors, administrators, successors and permitted assigns as the case may be)

2.	The Bank agreed to grant / continue to grant to the Borrower the said credit facilities (defined hereinafter) upon the terms and conditions mentioned in the letter of sanction dated 23/4/12 addressed by the Bank to the Borrower for the purpose of working capital (the “Purpose”), more particularly mentioned in loan agreement dated (hereinafter referred to as “Facility Agreement”) and other documents executed by the Borrower which have been perused and understood by the Guarantors.

3.	One of the conditions specified and contained in the Facility Agreement is that the Borrower shall procure and furnish to Bank a guarantee from the Guarantor(s) guaranteeing due repayment by the Borrower of the said sum of Rs.40,00,00,000/- (Rupees Forty Crores only) together with interest, costs, charges, expenses and/or other monies due to Bank (hereinafter referred to as “the Guaranteed Sum”) in respect of or under the said credit facilities or any of them on demand by Bank.

4.	The Guarantors have requested the Bank to grant / continue to grant the said credit facilities to the Borrower which the Bank has agreed to do in consideration of the Guarantors having offered to guarantee repayment of the said credit facilities with interest and all other moneys that may become due and payable by the Borrower to the Bank in connection with the said credit facilities.

5.	The Bank has advised the Guarantors to execute these presents, which they have agreed to do.

NOW THESE PRESENTS WITNESSETH that in consideration of the above premises it is hereby covenanted and agreed (all the Guarantor/s covenanting and agreeing jointly and severally) as follows:

1.	In consideration of the Bank, at the request of the Guarantors, having agreed to grant / continue to grant the said credit facilities of the aggregate sum of Rs.40,00,00,000/- (Rupees Forty Crores only) to the Borrower as detailed in the SCHEDULE hereunder written, hereinafter referred to as “the said credit facilities”, the Guarantors do hereby guarantee payment by the Borrower to the Bank of all the amounts of the principal and all interest, costs, charges and expenses chargeable by the Bank to the Borrower in respect of the said credit facilities in accordance with the terms and conditions on which the said credit facilities are granted.

2.

The Guarantors agree that the amount hereby guaranteed shall be due and payable by the Guarantors jointly and severally to the Bank, two days after demand and without demur merely upon the Bank sending to the Guarantors a demand notice requiring payment of the amount. Any such demand made by the Bank on the Guarantors shall be conclusive as regards the amount claimed therein having become due and payable by the Borrower to the Bank in respect of the said credit facilities mentioned therein and also conclusive as regards the default having been committed by the Borrower in repayment of the said amount to the Bank. The Guarantors agree that they will not require any further proof of these facts from the Bank and will pay the amount demanded forthwith on receipt of the demand notice. Any such demand notice sent by the Bank by hand delivery or by post to the Guarantors at their address mentioned above or such address as may be known to the Bank, shall be deemed to have been duly served on Guarantors at the time when the notice would in the ordinary course of post be delivered at such address, notwithstanding that the notice may not in fact have been received by the Guarantors or that the address to which it is dispatched may have ceased to the Guarantors’ address. It is agreed that the Bank may in its sole discretion invoke this Guarantee as regards the amounts due from the Borrower under some of the said credit facilities without prejudice to its right to invoke this Guarantee thereafter in respect of the other credit facilities.

3.	The Guarantor accepts, confirms and consents for the disclosure and sharing by the Bank of all or any information and data relating to the Guarantor, the said credit facilities, any other transactions that the Guarantor has with the Bank, the Borrower’s account, and the agreements and documents related to the said credit facilities and transactions, including but not limited to information relating to default, if any, committed by the Guarantor, in the discharge of the Guarantor’s obligations in relation to the said credit facilities or other transactions, as the Bank may deem appropriate and necessary to disclose and furnish, to the Reserve Bank of India (“RBI”) and/or to the Credit Information Bureau (India) Ltd and/or to any other agency or body as authorized in this behalf by RBI, to other banks and lenders including assignees and potential assignees, to its professional advisers and consultants and to its service providers instructed by it in relation to the said credit facilities, and/or as required under law or any applicable regulation, at the order of a court of law, or at the request or order of any statutory, regulatory or supervisory authority with whom it customarily complies.

The Guarantor undertakes and covenants that it shall provide all information, as and when required by the Bank. The Guarantor declares that the information furnished to the Bank from time to time is and shall be true and correct.

The Guarantor:

(a) accepts that the RBI or the Credit Information Bureau (India) Ltd. and any other agency so authorized, any statutory, regulatory or supervisory authority or other lenders, may use, process, disseminate the said information and data disclosed by the Bank in such manner as deemed fit by them in any particular circumstances; and

(b) shall not hold the Bank at all responsible or liable in this regard.

It is agreed by the Guarantor, that without prejudice to any rights of the Bank, all acts / steps as are necessary for the Bank to take in order to monitor the said credit facilities and utilization thereof and/or the obligations of the Guarantor and / or the Guarantor’s compliance with the terms thereof and / or to recover amounts due to the Bank or any part or portion thereof, shall and/or may be carried out by and / or through such other person (including a company, firm or body corporate) as may from time to time be appointed by the Bank in respect thereof and that the Bank will at all times be entitled to share with any such other person that may thus be appointed by the Bank, all documents statements of accounts and other information of whatsoever nature pertaining to the Guarantor and/or the said credit facilities. Further, the Guarantor expressly recognises and accepts that the Bank shall, without prejudice to its rights to perform such activities either itself or through its officers or servants, be absolutely entitled and have full power and authority to appoint one or more third parties of the Bank’s choice and to transfer or delegate to such third parties the right and authority to collect on behalf of the Bank all unpaid amounts and to perform and execute all acts, deeds, matters and things connected therewith or incidental thereto including receiving the amounts due, and generally performing all lawful acts as the third party may consider appropriate for such purposes.

4.	The Guarantee herein contained shall be enforceable against the Guarantor notwithstanding the securities the Bank has obtained as collateral for the said credit facilities said credit facilities or under the Facility Agreement as also for all interest costs and other monies which may from time to time become due and remain unpaid to Bank thereunder and shall not be determined or in any way be affected by any account or accounts opened or to be opened in a bank approved by Bank becoming nil or coming into credit at any time or from time to time or by reason of the said account(s) being closed and fresh account(s) being opened with the bank approved by Bank in respect of fresh facilities being granted within the overall limit sanctioned to the Borrower.

5.	Notwithstanding Bank’s rights under any security which Bank may have obtained or may obtain, Bank shall have the fullest liberty to call upon the Guarantor/s to pay the Guaranteed Sum together with interest as well as costs charges and expenses and/or other monies for the time being due to Bank in respect of the said credit facilities or under the Facility Agreement, or any of them without requiring Bank to realise from the Borrower the amount due to Bank in respect of the said credit facilities and/or requiring Bank to enforce any remedies or securities available to Bank.

6.	The Guarantee herein contained shall not be determined or in any way prejudiced by any absorption of or by the Bank or by any amalgamation thereof or therewith but shall inure and be available for and by the absorbing or amalgamated Bank or concern.

7.	The Guarantee shall be irrevocable and enforceable against the Guarantor/s notwithstanding any dispute between Bank and the Borrower.

8.	The Guarantor/s affirms and confirms and declare that any balance confirmation and/or acknowledgment of debt and/or admission of liability given or promise or part payment made by the Borrower or the authorised agents of the Borrower to Bank shall be deemed to have been made and/or given by or on behalf of the Guarantor/s themselves and shall be binding upon each of them.

9.	The Guarantor/s shall forthwith on demand made by Bank deposit with Bank such sum or security as Bank may from time to time specify for the due fulfillment of their obligations under this Guarantee and any security deposited with Bank may be sold by Bank after giving to the Guarantor a reasonable notice of sale and the Guaranteed Sum or the proceeds of sale of the securities may be appropriated by Bank in or towards satisfaction of the Guaranteed Sum together with interest and other monies due and payable by the Borrower under the Facility Agreement and any liability arising out of non-fulfillment thereof by the Guarantor.

10.

The Guarantor/s hereby agrees that notwithstanding any variation made in the terms and conditions of the Facility Agreement and/or any of the said security documents including reallocation / interchange of the individual limits within the Guaranteed Sum, variation in the rate of interest, extension of the date for payment of the installments, if any, composition made between the Bank and the Borrower to give time to or not to sue the Borrower, or the Bank parting with any of the securities given by the Borrower, the Guarantor/s shall not be released or discharged of their obligation under this Guarantee provided that in the event of any such variation or composition or agreement the liability of the Guarantor/s shall notwithstanding anything herein contained be deemed to have accrued and the Guarantor/s shall be deemed to have become liable hereunder on the date or dates on which the Borrower shall become liable to pay the amount/amounts due under the Facility Agreement and/or any of the said security documents as a result of such variation or composition or arrangement.

11.	The Guarantor(s) agree that any admission or acknowledgement made in writing signed by the Borrower of the liability and indebtedness of the Borrower or otherwise in relation to the said credit facilities and/or any part payment made by the Borrower in respect of / towards repayment of the amounts and their indebtedness or otherwise in relation to the said credit facilities and / or the subject matter of this guarantee or any judgment, award or order obtained by Bank against the Borrower shall be binding on the Guarantors and shall be treated as given on behalf of the Guarantors also. The Guarantors shall accept the correctness of any statement of account served on the Borrower, generated through computer or which is duly certified by the authorized signatory of the Bank, and the same shall be binding and conclusive against the Guarantors also and the Guarantor/s further agrees that in the Borrower making an acknowledgment or making a payment the Borrower shall in addition to his personal capacity be deemed to act as the Guarantor’s duly authorised agent in that behalf for the purpose of but not limited to Sections 18 and 19 of the Limitation Act of 1963.

12.	It is further agreed by the Guarantors that the Bank shall be entitled to give temporary or extra overdrafts or other advances to the Borrower and to appropriate payments made to it by the Borrower towards recovery of any moneys advanced / disbursed by the Bank to the Borrower from time to time including temporary over-drafts enhancement of facility or otherwise whether through the accounts guaranteed by the Guarantors herein or otherwise without affecting the liabilities of the Guarantors and the Guarantors shall not be entitled to question such appropriation or to require the Bank to appropriate such payments towards previous disbursals so as to reduce the liability of the Guarantors hereunder on account of any such payments.

13.	In the event of death of any/or all of the Guarantors during the continuance of the guarantee, the estate and effects and the heirs, executors, administrators and assigns of such deceased Guarantors will continue to be liable for full repayment of the moneys then due under the said credit facilities together with future interest, costs and charges payable by the Borrower in respect thereof. It is further agreed by the Guarantors that until written notice of the Guarantor’s death is delivered to the Bank, the Bank shall be entitled to continue the said credit facilities to the Borrower so as to bind the estate effects heirs, executors, administrators and assigns of the deceased Guarantors also for the moneys advanced subsequent to his death.

14.

This guarantee shall not be revoked by the Guarantors and shall remain in force till all the amounts due and payable to the Bank by the Borrower in respect of the said credit facilities are paid in full inclusive of interest and other charges payable by the Borrower. The Guarantors further specifically agree that this guarantee shall continue to remain in force and the Guarantors shall continue to be liable there under for all amount due and payable to the Bank by the Borrower even though some of the said credit facilities may have been unutilised or utilised and then repaid in full so long as the said credit facilities are continued by the Bank to the Borrower. This guarantee shall be in full force even though the Borrower have not renewed the documents and even though the claim of the Bank for the amounts due from the Borrower get time barred and the Bank cannot recover the same from Borrower by filing a suit or any legal proceeding against the Borrower.

15.	The Guarantors hereby consents to the Bank making any variance, change or modification that the Bank may think fit in the terms of Facility agreement; to the Bank determining enlarging or varying any credit facility to the Borrower; to the Bank making any composition with or promising to give time or installments to the Borrower; or not to sue the Borrower or to the Bank’s parting with any security which it may be holding for the Guaranteed Sum. The Guarantors also agree that they shall not be discharged from their liabilities to the Bank by the Bank releasing the Borrower or by any act or omission of the Bank as indicated above the legal consequences whereof may be to discharge the Guarantors or by any act of the Bank which would, but for this provision, be inconsistent with the Guarantor’s rights as sureties or by the Bank’s omission to do any act which, but for these present provisions, the Bank’s duty to the Guarantors would have required the Bank to do. The Guarantors do hereby waive all the rights available to the sureties under Sections 133, 134, 135, 139, and 141 of Contract Act. The Guarantors also agree that they will not be entitled to the benefit of subrogation to the securities until all moneys due to the Bank secured by such securities are fully repaid and also if the same securities are held by the Bank for any other indebtedness of the Borrower.

16.	The Bank may recover against the Guarantor/s to the extent herein before mentioned notwithstanding that the Borrower or his agents, partners, directors or officers may have exceeded his or their powers or that the arrangements with the Bank may have been ultra-virus and without being bound to enforce its claim against the principal or any other person or other security held by Bank. Bank shall not be bound to inquire into powers of the principal or his agents or partners, directors or officers purporting to act on behalf of the principal and all moneys dues or liabilities incurred shall be deemed to form part of the present guarantee notwithstanding that the principal or his agents, partners, directors and officers may have exceeded his or their power or the arrangement with Bank may have been ultra-virus.

17.	The Guarantor/s agrees that notwithstanding the Bank for any reason whatsoever losing and/or parting with any of the securities given by the Borrower the Guarantor/s shall not be released or discharged of their obligations under this Guarantee and in the event of the Bank so losing or parting with the security the Guarantor/s shall be deemed to have consented to or acquiesced in the same.

18.	The Guarantor/s agrees that if the Borrower being an individual becomes an insolvent or being a company goes into liquidation or winding up (whether compulsory or voluntary) or if the management of the undertaking of the Borrower is taken over under any law or if the Borrower and/or the undertaking of the Borrower is nationalised under any law or make any arrangement or composition with creditors, Bank may (notwithstanding payment to Bank by the Guarantor/s or any other person of the whole or any part of the amount hereby secured) rank as creditor and prove against the estate of the Borrower for the full amount of Bank’s claim against the Borrower or agrees to and accepts any composition in respect thereof and Bank may receive and retain the whole of the dividends composition or other payments thereon to the exclusion of all the rights of the Guarantor/s in competition with Bank until all, Bank’s claims are fully satisfied and the Guarantor/s will not be paying off the amounts payable by them or otherwise prove or claim against the estate of the Borrower till such time the whole of Banks claims against the Borrower have been satisfied and Bank may enforce and recover payment from the Guarantor/s of the full amount payable by the Guarantor/s notwithstanding any such proof or composition as aforesaid. On the happening of any of the aforesaid events, the Guarantor/s shall forthwith inform Bank in writing of the same.

19.	The Guarantee hereby given is independent and distinct from any security that Bank has taken or may take in any manner whatsoever whether it be by way of hypothecation pledge and/or mortgage and of any other charge over goods, movables or other assets and/or any other property movable or immovable and the Guarantor/s have not given this guarantee upon any understanding faith or belief that Bank has taken and/or may hereafter take any or other such security and that notwithstanding the provisions of Sections 140 and 141 of the Indian Contract Act, 1872 or other section of that Act or any other law the Guarantor/s will not claim to be discharged to any extent because of Bank’s failure to take any or other such security or in requiring or obtaining any such or other security or losing for any reason whatsoever including reasons attributable to its default and negligence benefit of any or other such security or any of rights to any or other such security that have been or could have been taken.

20.	The Guarantors do hereby represent to the Bank that the Borrower and the Guarantors are competent to contract within the meaning of the Indian Contract Act and that there is no impediment to their capacity to enter into contracts with the Bank. The Guarantors further agree that if Borrower shall be found not to be liable to the Bank in law for the advances made or the said credit facilities given by the Bank to him by reason of his incapacity to borrow or to contract or for any other reason, the Guarantors shall nevertheless be liable to indemnify the Bank and to pay the Bank all the sums that would have been otherwise recoverable by the Bank from the Borrower.

21.	The Guarantors hereby declare that this guarantee is in addition to and not by way of any limitation of or substitution for, any other guarantee or guarantees that the Guarantors may have previously given or may hereafter give to the Bank (whether alone or jointly with any other parties) and that this Guaranteed Sum shall not revoke or limit any such other guarantee or guarantees.

22.	Without prejudice to the Bank’s absolute right in its uncontrolled discretion to adjust, appropriate or set off at any time and from time to time any amount received or to be received by the Bank from Guarantors or any amount due or to become due to Guarantors towards any amount due or to become due by Guarantors to the Bank in any account at any of the Bank’s branches whatsoever, any amount received or to be received by the Bank may first be appropriated by the Bank towards costs, charges and expense incurred by the bank and surplus amount, if any, may thereafter be appropriated by the Bank towards interest chargeable by the Bank and surplus amount, if any, may lastly be appropriated by the Bank towards principal amount due from the Guarantors after invoking this guarantee, to the Bank.

23.	The Bank shall be entitled at any time and from time to time without any notice, reference or intimation to the Guarantors to adjust, appropriate or set off any credit balance or any part thereof due or to become due to the Guarantors in any of the Guarantors’ current, savings, term deposit or any deposit account or any account whatsoever at any of the Bank’s branches in the Guarantors’ name/s with or without joint names of any other persons on or before or after the maturity dates thereof towards satisfaction or part satisfaction of outstanding debit balances due or to become due by the Guarantors to the Bank, after invoking this guarantee.

24.

Notwithstanding the Bank’s decision / action / policy, if any, to reverse any debit entry or not to debit interest or not to make any debit entry in Bank’s books or in ledger account or in statement of account or any account of the Borrower, for any period whatsoever, upon invoking this guarantee, the Guarantors shall be bound and liable to pay jointly and severally the Bank, the entire outstanding debit balance and compound interest thereon by the Borrower under the said credit facilities, with monthly rests till the date of realization, recovery or collection by the Bank of all such amounts plus additional interest, additional interest, liquidated damages, commission, costs, charges and expenses at such rates as may be prevailing or fixed or to be fixed by the Bank from time to time without reference, notice or intimation by the Bank at any time whatsoever.

25.	Guarantors do hereby agree, undertake, record, declare, admit, assure, promise, acknowledge and confirm to abide by, accept, satisfy, fulfill, carry out., perform and comply fully with all the terms, conditions, requirements, sanctions, provisions and stipulations or any amendments or modifications therein made or to be made by the Bank at any time or from time to time in its discretion concerning any of his/their liabilities, limits or accounts without any reference, notice or intimation by the Bank in that behalf.

26.	No delay in exercising or omission to exercise any right, power or remedy accruing/available to Bank upon any default or otherwise hereunder or any other security documents/letters of guarantee shall impair or prejudice any such right power or remedy or shall be construed to be a waiver thereof or any acquiescence therein and any single or partial exercise of any right, power or remedy hereunder shall not preclude the further exercise thereof and every right and remedy of Bank shall continue in full force and effect until such right, power or remedy is specifically waived by an instrument in writing executed by Bank.

27.	The Guarantor shall not assign or transfer any of their rights and/or obligations under this Deed of Guarantee. However Bank shall be entitled to, without issuing any notice or obtaining any consent from the Guarantor/s, sell, assign, this Deed with or without any other security in favour of Bank (including all guarantee/s, if any) to any person of Bank’s choice in whole or in part and in such manner and on such terms and conditions as Bank shall decide.

28.	Any demand or notice to be made or given to the Guarantors for the payment of the Guaranteed Sum payable to the Bank may be made by actual delivery thereof to the Guarantor/s or by dispatch thereof by Registered Post or Certificate of Posting or by courier or by any other means to the Guarantor’s place of business, residence or office or any other address in India to which, the Guarantor/s may by written intimation give Bank or request that communication addressed to the Guarantor’s be dispatched. Any notice dispatched by Bank by Registered Post or Certificate of Posting or by courier or by any other means to the address to which it is required to be dispatched under this clause shall be deemed to have been duly served on the Guarantor/s four days after the date thereof, and shall be sufficient if it is established that such notice, communication or demand was properly addressed and sent.

29.	This Deed shall be governed by and construed in all respects with the Indian Laws and the parties hereto agree that any matter or issues arising hereunder or any dispute hereunder shall, at the option/discretion of Bank, be subject to the non-exclusive jurisdiction of the Courts of the City of New Delhi in India. This shall not however limit the rights of Bank to file/take proceedings in any other Court of Competent Jurisdiction.

SCHEDULE

(Details of Credit Facilities to be granted / continued to the Borrower)

Nature of Credit Facility	Amt. Rs.	Rate of Interest*	Penal Interest	Periodicity of charging interest	Margin	Repayment
Working Capital Demand Loan	30.00 Crs	To be decided at the time of disbursement.	2% p.a.	Monthly	25%	On Demand
Cash Credit	10.00 Crs	BR +2.50% p.a. i.e. 13.50% p.a.	2% p.a.	Monthly	25%	On Demand

*	In case of working capital limits, the minimum interest shall be equal to three months’ interest at agreed rate on the sanctioned limit, as and by way of commitment charges

IN WITNESS WHEREOF the Guarantors have executed these presents on the date mentioned hereinabove.

SIGNED AND DELIVERED BY

/s/ Raghav Bahl
Mr. Raghav Bahl
The GUARANTOR within named